At the special meeting of shareholders of MFS Government Mortgage Fund, which was held on November 7, 2001, the following actions were taken:

Item 1. Trustees of the fund were elected as follows:
                                    Number of Shares
Nominee                 For                          WithholdAuthority
Jeffrey L. Shames       59,150,417.885               1,014,587.371
John W. Ballen          59,167,666.300                 997,338.956
Lawrence H. Cohn        59,121,268.795               1,043,736.461
J. David Gibbons        59,103,020.277               1,061,984.979
William R. Gutow        59,154,999.493               1,010,005.763
J. Atwood Ives          59,169,671.645                 995,333.611
Abby M. O'Neill         59,121,624.358               1,043,380.898
Lawrence T. Perera      59,160,605.163               1,004,400.093
William J. Poorvu       59,141,540.182               1,023,465.074
Arnold D. Scott         59,154,598.009               1,010,407.247
J. Dale Sherratt        59,168,644.123                 996,361.133
Elaine R. Smith         59,144,862.319               1,020,142.937
Ward Smith              59,137,955.734               1,027,049.522
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
                                    Number of Shares

For                                                 43,897,271.425
Against                                              1,253,860.774
Abstain                                              2,012,243.057
Broker Non-votes                                    13,001,630.000
Item 3. The amendment or removal of certain fundamental investment policies.
                                    Number of Shares

For                                                 43,484,329.048
Against                                              1,458,886.844
Abstain                                              2,220,159.364
Broker Non-votes                                    13,001,630.000

Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
                                    Number of Shares
For                                                 57,082,796.207
Against                                              1,149,330.405
Abstain                                              1,932,878.644

Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending July 31, 2002.
                                     Number of Shares
For                                                 58,165,151.368
Against                                                385,447.912
Abstain                                              1,614,405.976